SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 Amendment No. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        MARSH & MCLENNAN COMPANIES, INC.
             (Exact name of registrant as specified in its charter)


                   Delaware                         36-2668272
            (State of incorporation)    (IRS Employer Identification No.)

                           1166 AVENUE OF THE AMERICAS
                          New York, New York 10036-2774
               (Address of principal executive offices) (Zip Code)

   If this form relates to the             If this form relates to the
   registration of a class of securities   registration of a class of securities
   pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
   Exchange Act and is effective           Exchange Act and is effective
   pursuant to General Instruction         pursuant to General Instruction
   A.(c), please check the following       A.(d), please check the following
   box. [X]                                box. [  ]

Securities Act registration statement file number to which this form relates:
                                                              _______N/A______
                                                               (If applicable)
        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                      Name of Each Exchange on Which
      to be so Registered                      Each Class is to be Registered
 -----------------------------              ------------------------------------

 Preferred Share Purchase Rights                  New York Stock Exchange
                                                  Chicago Stock Exchange
                                                  Pacific Stock Exchange
                                                  London Stock Exchange


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         Item 1 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 10, 1997 by Marsh & McLennan Companies, Inc. (the "Company"), as amended by Amendment No. 1 to Registration Statement on Form 8-A/A filed on January 27, 2000 (collectively, the "Registration Statement"), is hereby amended and supplemented by adding the following at the end thereof:

         On June 7, 2002, the Company and the Harris Trust Company of New York, as Rights Agent (the "Rights Agent"), entered into an amendment (the "2002 Amendment") to the Amended and Restated Rights Agreement, dated as of January 20, 2000, between the Company and the Rights Agent (the "Rights Agreement"). The 2002 Amendment effected certain technical amendments necessary to reflect the Company's previously announced 2-for-1 stock split, which is expected to occur on June 28, 2002.

         Among other things, the 2002 Amendment amends the 2000 Rights Agreement to (1) reduce the portion of a share of Series A Junior Participating Preferred Stock (the "Preferred Shares") for which each preferred share purchase right (each "Right") may become exercisable, under the terms set forth in the Rights Agreement, from one three-hundredth of a Preferred Share to one six-hundredth of a Preferred Share and (2) to reduce the exercise price for each Right from $400 to $200.

         The 2002 Amendment is attached hereto as Exhibit 2 and incorporated herein by reference. The foregoing summary of the 2002 amendment is qualified in its entirety by reference to the full text of such exhibit.


ITEM 2.      EXHIBITS

         Item 2 to the Registration Statement is hereby amended and supplemented by the addition of the following:

         2. Amendment No. 1, dated as of June 7, 2002, to the Amended and Restated Rights Agreement, dated as of January 20, 2000, between Marsh & McLennan Companies, Inc. and the Harris Trust Company of
         New York, as Rights Agent.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    MARSH & McLENNAN COMPANIES, INC.

Dated:  June 20, 2002               By:    /s/ William L. Rosoff
                                           -----------------------------------
                                    Name:  William L. Rosoff
                                    Title: Senior Vice President & General
                                           Counsel

                                  EXHIBIT INDEX

Exhibit     Description

2. Amendment No. 1, dated as of June 7, 2002, to the Amended and Restated Rights Agreement, dated as of January 20, 2000, between Marsh & McLennan Companies, Inc. and the Harris Trust Company of New York, as Rights Agent.